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          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

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                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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
                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                        Telephone:  (804)-560-8490

                  ESKIMO PIE RECEIVES SUPPORT FOR CURRENT BOARD
                      FROM INDEPENDENT PROXY ADVISORY FIRM

                    FOR IMMEDIATE RELEASE: SEPTEMBER 2, 1999

         RICHMOND, VIRGINIA (NASDAQ NNM: EPIE) - Eskimo Pie Corporation announced today that Institutional Shareholder Services, Inc. (ISS), a leading provider of independent proxy advisory services, has urged its clients to vote to re-elect the current Board of Directors at the Company's upcoming Annual Meeting of Shareholders. In its report, ISS also recommended that its clients reject the Yogen Fruz slate of nominees. The Annual Meeting is scheduled for next Wednesday, September 8, 1999.

         The ISS recommendation comes at the conclusion of its in-depth study of the issues raised by both parties in the current proxy contest being waged over Eskimo Pie Corporation. "There is no motivation for Eskimo Pie Corporation shareholders to give control to a conflicted Yogen Fruz for no premium when incumbent management is effecting a turnaround and the incumbent board has conducted its affairs in accordance with its fiduciary obligations to shareholders," states the ISS report. "The evidence suggests that Yogen Fruz has made a poor investment of its capital and is now highly motivated to remove itself from its current quandary at almost any cost. These are problems that should be shouldered by the management, board, and shareholders of Yogen Fruz, not shareholders of Eskimo Pie Corporation."

         The ISS report further states that "Eskimo Pie shareholders should consider the fact that Yogen Fruz's previous offers for the Company were conditioned on events that were virtually assured not to occur" and that "the values that Yogen Fruz gives to the various assets of Eskimo Pie Corporation (under the Yogen Fruz breakup strategy) are suspect". ISS continued, "Yogen Fruz is attempting to acquire control of the Company for no premium to market value, no guarantee of premium consideration, and no backup plan should a breakup of the Company not be effected."

         David B. Kewer, the Company's President and Chief Executive Officer, said, "We are pleased with the conclusions reached in the ISS report regarding the election of directors, which confirm the positions we have taken in defense of Yogen Fruz's attack on our Company."

         With regard to the shareholder proposals to 1) amend the Company's Bylaws to require the Company's directors to effect shareholder approved amendments or partial or complete redemptions of the Shareholder Rights Plan and
2) allow persons holding at least 15% of the outstanding stock of the Company to call a special meeting, ISS recommended a vote for both proposals.

         ISS is the world's largest provider of proxy advisory, research and corporate governance services. Serving close to 500 institutional and corporate clients throughout the world, ISS analyzes proxy proposals and issues vote recommendations for more than 8,500 U.S. and 7,500 non-U.S. shareholder meetings each year.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the ESKIMO PIE ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the ESKIMO PIE, REAL FRUIT, Welch's, Weight Watchers Smart Ones, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors ingredients and packaging directly from the Company. Eskimo Pie Corporation also manufactures soft serve yogurt and premium ice cream products for sale to the commercial foodservice industry.

NOTE: PERMISSION TO QUOTE FROM THE ISS REPORT, DATED AUGUST 31, 1999, HAS NEITHER BEEN SOUGHT NOR OBTAINED.